CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
Ralph W. Heim		www.theequitygroup.com
President		Adam Prior (212) 836-9606
(800) 554 -1589		aprior@equityny.com
www.trailerbridge.com

FOR IMMEDIATE RELEASE

TRAILER BRIDGE REPORTS 2008 FOURTH QUARTER AND 2008 FINANCIAL RESULTS

Company to hold conference call on March 26, 2009 at 11:00 AM

Jacksonville, FL – March 25, 2009 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) today reported final financial results for the fourth quarter ended December 31, 2008 (see attached tables), highlighted by a 5.7% increase in revenue from the fourth quarter of 2007 to $33.3 million, an operating ratio of 95.7% and a net loss of $1.1 million, or $0.09 per share, including a one time compensation charge of $830,000 related to the departure of the Company’s Chief Executive Officer. Exclusive of the compensation charge, the Company reported a net loss of $292,000, or $0.02 per share. For the year ended December 31, 2008, revenue increased 14.5% to $133.0 million. The Company had an operating ratio of 94.8% and a net loss of $3.2 million, or $0.27 per share.

The Company’s fourth quarter results were impacted by reduced southbound volume in the latter part of the quarter as well as unusual operating expenses. During November and December, the Company’s revenue was negatively impacted by softened volume coupled with weather related schedule disruptions. These disruptions resulted in one less voyage than anticipated, and increased inland transportation, equipment and marine terminal expenses. Improvement in Dominican Republic volume mitigated the reduced volume to Puerto Rico.

2008 Fourth Quarter Financial Review

Total revenue for the fourth quarter was $33.3 million, an increase of 5.7% compared to the $31.5 million reported in the same quarter of 2007 and a decrease of 5.9% compared sequentially to the third quarter. Revenue in the Dominican Republic market was $2.4 million, compared to $0.4 million in the year earlier period and $2.2 million in the third quarter of 2008. Exclusive of fuel surcharges, total revenue was $27.2 million, an increase of 2.5% compared to the $26.5 million in the prior year period, but a decrease of 1.1% compared sequentially to the $27.5 million in the third quarter. Trailer Bridge reported operating income of $1.4 million, compared with operating income of $2.4 million in the fourth quarter of 2007, and $2.6 million in the third quarter of 2008.

Earnings before interest, taxes, depreciation, and amortization (EBITDA, see attached tables) totaled $3.0 million for the fourth quarter of 2008, compared to $3.9 million for the previous year. Adjusted EBITDA, which excludes stock compensation expenses, losses and gains on asset sales, legal expenses related to the Anti-trust investigation, and a one-time compensation charge related to the departure of the Company’s Chief Executive Officer, for the fourth quarter of 2008 totaled $4.4 million, compared to $4.1 million for the previous year.

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March 25, 2009

Trailer Bridge’s southbound volume for the fourth quarter of 2008 declined 0.9% over the same quarter last year and 8.4% below the third quarter of 2008. The Company’s fourth quarter typically has the highest revenue in the year and generally is above third quarter levels. Northbound volume increased 4.3% from the prior year period but declined 12.1% from the third quarter of 2008. The reduced northbound volume was primarily related to the temporary suspension of shipments of recycled materials, whose movement is dependent upon funding from the government of Puerto Rico. These shipments began moving again in the first quarter of 2009.

Car and other vehicle volume declined by 10.9% from the prior year quarter, but improved 19.6% from the third quarter of 2008. Increased used vehicle volume to the Dominican Republic helped offset declines in both new and used vehicle volume to Puerto Rico.

The Company’s vessel capacity utilization during the fourth quarter of 2008 was 92.9% southbound and 23.7% northbound, compared to 75.9% and 20.4%, respectively, in the comparable quarter in 2007, when a fifth vessel was in liner service. The comparable vessel capacity utilization during the third quarter of 2008 was 97.0% southbound and 28.4% northbound.

In Trailer Bridge’s third quarter financial results, the Company referred to an expected fourth quarter benefit relative to the third quarter of $3.5 million from four highlighted items. The actual benefit from those items totaled $2.5 million, with the difference related to less reduction in net fuel costs as a result of reduced fuel surcharge revenue in the latter part of the quarter. Legal fees related to the anti-trust investigation and related class action lawsuit were $341,000, compared to $921,000 in the third quarter of 2008.

Ralph W. Heim, Trailer Bridge’s President stated, “We finished 2008 with our sailing schedule and operating costs once again back in line with our expectations. This is fundamental for us as it can impact everything from customer satisfaction to a number of important operating efficiencies. We also believe that the tightened economic conditions currently in the market only make our value proposition more attractive to shippers and will continue efforts to deliver that value to more and more customers in both Puerto Rico and Dominican Republic, while building long-term value for shareholders.”

2008 Financial Review

Total revenue for the year ended December 31, 2008 was $133.0 million, an increase of 14.5% compared to the $116.2 million in 2007. The Company’s operating ratio, or operating expenses expressed as a percentage of revenue, went from 87.8% in 2007 to 94.8% in 2008. Revenue to and from the Dominican Republic was $6.2 million during 2008, compared to approximately $475,000 in 2007, when service commenced. Exclusive of fuel surcharges, total revenue for 2008 was $106.9 million, an increase of $8.1 million compared to the $98.9 million in 2007.

Vessel capacity utilization southbound was 86.3% during 2008, compared to 80.0% during 2007.

Operating expenses increased by $24.1 million, or 23.7%, from $101.9 million for 2007 to $126.1 million for 2008. This increase was due primarily to fuel expenses in 2008, which increased $9.7 million, or 51.2% due to increased consumption related to the Dominican Republic service that started in August of 2007 and increases in fuel prices. The Company also incurred additional expenses during 2008 as a result of additional volume and an additional bi-weekly sailing to the Dominican Republic during the first half of the year. The Company’s extra Triple Stack Box Carrier vessel (“TBC”) was removed from liner service in the second half of 2008 due to increased fuel prices, and has since been chartered to a third-party. Salaries and benefits increased by $1.6 million, or 9.8%, primarily due to the $830,000 compensation expense related to the departure of the Chief Executive Officer and salary

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March 25, 2009

increases, partially offset by a decrease in incentive based compensation. Rent and purchased transportation, which primarily consists of tug charter costs, increased by $5.3 million, or 18.7%, due partially to the additional TBC in service during the first half of 2008 and increased inland purchased transportation related to increases in volume. Operating and maintenance expense increased $3.2 million, or 13.8%, primarily due to increased terminal costs related to the overall increase in volume and an increase in expenses related to the Company’s stevedores, or dockside workers. Depreciation and amortization expense increased by $0.5 million, or 9.2%, due to the Company’s container and chassis purchase in 2007 that were depreciated for a full year in 2008. Other operating expenses increased due to higher security expenses and legal fees of $1.7 million primarily due to the DOJ investigation, which began on April 22, 2008. As a result, the Company’s operating ratio of expenses compared to revenue was higher during 2008, at 94.8% as compared to 87.8% during 2007.

EBITDA for the year ended December 31, 2008 is $13.1 million, compared to $19.8 million for the previous year. Adjusted EBITDA, which excludes stock compensation expenses, strategic alternatives expenses, losses and gains on asset sales, legal expenses related to the Anti-trust investigation, and a one-time compensation charge related to the departure of the Company’s Chief Executive Officer, was $16.4 million for the year ending December 31, 2008, compared to $20.2 million for the previous year.

Financial Position

At December 31, 2008, the Company had cash and cash equivalents of $7.2 million and working capital of $10.0 million. In addition, the Company had $4.1 million in a cash reserve fund that secures long term debt and is classified as a long term asset. Trailer Bridge also has the full amount available under its $10 million revolving credit facility. During the quarter, the Company also drew $4.1 million available to it under an existing term-loan facility, secured by equipment. The funds were used for the purchase of 200 new 53 foot roll-door containers and general working capital.

Conference Call

Trailer Bridge will discuss fourth quarter results in a conference call tomorrow at 11:00 AM (Eastern Time).

The dial-in numbers are:

(888) 737-9834 (US)

(706) 643-9215 (International)

The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link, or go directly to:

http://investor.shareholder.com/media/eventdetail.cfm?mediaid=35727&c=TRBR&mediakey=5D2DF016E446E31EE134AAFE1EA8D076&e=0.

The webcast will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville, San Juan and Puerto Plata. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the

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March 25, 2009

future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

(Tables to Follow)

###

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March 25, 2009

TRAILER BRIDGE, INC.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008 (Unaudited)	2007	2008 (Unaudited)	2007
OPERATING REVENUES	$33,308,694	$31,527,042	$133,029,672	$116,152,794
OPERATING EXPENSES:
Salaries, wages, and benefits	5,310,911	4,219,781	18,345,791	16,702,856
Rent and purchased transportation	8,290,174	8,199,083	33,582,188	28,284,876
Fuel	5,621,794	6,524,700	28,510,000	18,851,635
Operating and maintenance (exclusive of depreciation & dry-docking shown separately below)	7,076,416	6,229,416	26,174,043	23,009,628
Dry-Docking	735,589	—	972,113	4,544
Taxes and licenses	150,929	123,748	565,470	432,285
Insurance and claims	887,158	834,438	3,221,112	3,226,439
Communications and utilities	182,609	169,602	759,589	672,739
Depreciation and amortization	1,545,336	1,523,592	6,160,384	5,640,543
Loss (Gain) on sale of assets	123,048	(10,173)	232,397	55,421
Other operating expenses	1,936,006	1,293,867	7,546,744	5,064,093

	31,859,970	29,108,054	126,069,831	101,945,059

OPERATING INCOME	1,448,724	2,418,988	6,959,841	14,207,735

NONOPERATING (EXPENSE) INCOME:
Interest expense	(2,594,738)	(2,578,794)	(10,354,015)	(10,274,249)
Interest income	33,907	90,572	164,479	589,263

(LOSS) INCOME BEFORE (PROVISION) BENEFIT FOR INCOME TAXES	(1,112,107)	(69,234)	(3,229,695)	4,522,749

(PROVISION) BENEFIT FOR INCOME TAXES	(9,261)	1,900	(9,046)	(4,773,359)

NET LOSS	$(1,121,368)	$(67,334)	$(3,238,741)	$(250,610)

PER SHARE AMOUNTS:

NET LOSS PER SHARE BASIC	$(0.09)	$(0.01)	$(0.27)	$(0.02)

NET LOSS PER SHARE DILUTED	$(0.09)	$(0.01)	$(0.27)	$(0.02)

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March 25, 2009

TRAILER BRIDGE, INC.

CONDENSED BALANCE SHEET

	December 31, 2008 (Unaudited)	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$7,216,283	$1,932,535
Trade receivables, less allowance for doubtful accounts of $599,017 and $1,010,341	16,818,259	15,794,534
Prepaid and other current assets	1,883,942	2,719,522
Deferred income taxes, net	278,856	202,001

Total current assets	26,197,340	20,648,592

Property and equipment, net	89,304,822	93,762,574
Reserve fund for long-term debt	4,125,995	4,077,726
Other assets	3,704,490	4,357,554

TOTAL ASSETS	$123,332,647	$122,846,446

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	5,259,355	$6,918,764
Accrued liabilities	7,694,690	5,961,347
Unearned revenue	385,458	446,774
Current portion of long-term debt	2,874,700	2,008,220

Total current liabilities	16,214,203	15,335,105

Other accrued liabilities	414,910	—
Long-term debt, less current portion	108,545,228	106,098,506

TOTAL LIABILITIES	125,174,341	121,433,611

Commitments and Contingencies	—	—

Stockholders’ Equity:
Preferred stock, $.01 par value, 1,000,000, shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 20,000,000 shares authorized; 11,938,921 and 11,931,564 shares issued; 11,838,921 and 11,931,564 shares outstanding	119,389	119,316
Additional paid-in capital	53,460,783	53,076,644
Deficit	(55,021,866)	(51,783,125)
Less treasury stock at cost, 100,000 shares at 2008	(400,000)	—

TOTAL STOCKHOLDERS’ (DEFICIT) EQUITY	(1,841,694)	1,412,835

TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$123,332,647	$122,846,446

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March 25, 2009

TRAILER BRIDGE, INC.

STATEMENT OF CASH FLOWS

	December 31, 2008 (Unaudited)	December 31, 2007
Operating activities:
Net loss	$(3,238,741)	$(250,610)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,160,384	5,636,298
Amortization of loan costs	745,439	747,479
Non-cash stock compensation expense	399,600	397,239
Provision for doubtful accounts	913,009	1,662,918
Deferred tax expense	(76,855)	4,666,761
Loss (gain) on sale of fixed assets	232,397	55,421
Decrease (increase) in:
Trade receivables	(1,936,734)	(1,381,282)
Prepaid and other current assets	835,580	(343,050)
Other assets	(38,579)	(298,176)
Increase (decrease) in:
Accounts payable	(1,698,434)	1,512,984
Accrued liabilities	2,148,253	(319,114)
Unearned revenue	(61,316)	(118,420)

Net cash provided by operating activities	4,384,003	11,968,448

Investing activities:
Purchases of property and equipment	(2,094,797)	(19,820,356)
Proceeds from sale of property and equipment	181,761	347,666
Additions to other assets	(124,058)	(261,325)

Net cash used in investing activities	(2,037,094)	(19,734,015)

Financing activities:
Payments on borrowing from affiliate	—	(888,132)
Exercise of stock options - cashless & traditional method	(15,388)	323,491
Purchase of Treasury Stock	(400,000)	—
Cash received from notes payable	5,433,030	4,561,760
Principal payments on notes payable	(2,080,803)	(1,208,902)

Net cash provided by (used in) financing activities	2,936,839	2,788,217

Net increase (decrease) in cash and cash equivalents	5,283,748	(4,977,350)
Cash and cash equivalents, beginning of the period	1,932,535	6,909,885

Cash and cash equivalents, end of the period	7,216,283	1,932,535

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March 25, 2009

TRAILER BRIDGE, INC.

RECONCILIATION OF GAAP NET LOSS, TO EARNINGS BEFORE INTEREST TAXES DEPRECIATION &

AMORTIZATION AND ADJUSTED EARNINGS BEFORE INTEREST TAXES DEPRECIATION & AMORTIZATION (1)

	Three months ended December 31, 2008	Three months ended December 31, 2007	Twelve months ended December 31, 2008	Twelve months ended December 31, 2007
GAAP, Net loss	$(1,121,368)	$(67,334)	$(3,238,741)	$(250,610)
Net interest expense	2,560,831	2,488,222	10,189,536	9,684,986
Provision for income taxes	9,261	(1,900)	9,046	4,773,359
Depreciation and amortization	1,545,336	1,523,592	6,160,384	5,640,543

Non-GAAP, EBITDA	$2,994,060	$3,942,580	$13,120,225	$19,848,278

Adjustments:
Stock compensation	99,900	151,680	399,601	397,239
Strategic alternative fees	—	—	390,231	—
Loss (gain) on asset sales	123,048	(10,173)	232,397	55,421
Anti-trust related legal expense	340,682	—	1,464,347	—
CEO severance package	829,820	—	829,820	—

Total Adjustments	1,393,450	141,507	3,316,396	452,660

Non-GAAP, Adjusted EBITDA	$4,387,510	$4,084,087	$16,436,621	$20,300,938

Other financial measures:
EBITDA margin	9.0%	12.5%	9.9%	17.1%
Adjusted EBITDA margin	13.2%	13.0%	12.4%	17.9%
Net debt to adjusted EBITDA	—	—	6.1x	5.0x
Adjusted EBITDA to interest expense	1.69	1.58	1.59	1.98

Use of Non-GAAP measures

(1) The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The Company also believes that the presentation of certain non-GAAP measures, i.e., results excluding certain costs and expenses, provides useful information for the understanding of its ongoing operations and enables investors to focus on comparisons of operating performance from period to period without the impact of significant special items. Non-GAAP measures are reconciled in the accompanying financial table. The Company cautions that non-GAAP measured should be considered in addition to, but not as a substitute for the Company’s reported GAAP results.